Exhibit 99.3

FOR IMMEDIATE RELEASE

Coca-Cola HBC AG

Admission to trading on the premium listing segment of the London Stock

Exchange

Zug, Switzerland — 18 June 2013 — Further to the announcement by Coca-Cola HBC AG (“Coca-Cola HBC”) earlier today in connection with the acquisition of the remaining ordinary shares of Coca-Cola Bottling Company S.A. that it did not own pursuant to the buy-out process under Greek law, Coca-Cola HBC is pleased to announce that as of 08:00 London time tomorrow, 19 June 2013, 11,467,206 of its ordinary registered shares of nominal value CHF 6.70 each, issued as consideration in the buy-out process, will be admitted to the premium listing segment of the Official List of the UK Listing Authority and to trading on the main market for listed securities of the London Stock Exchange (“Admission”), under the ticker CCH.

Such ordinary registered shares of Coca-Cola HBC are also expected to be admitted to the main market of the Athens Exchange with a secondary listing and will commence trading, under the ticker EEE, as of 10:30 Athens time tomorrow. In addition, Coca-Cola HBC American depositary shares issued in the buy-out process, each representing one Coca-Cola HBC ordinary share, will commence trading on the New York Stock Exchange, under the ticker CCH, as of 09:30 New York time tomorrow.

On Admission, Coca-Cola HBC’s issued share capital will consist of 366,755,000 ordinary shares, of which 14,925 ordinary shares are held by Coca-Cola HBC AG and 3,430,135 ordinary shares are held by its subsidiary, Coca-Cola Hellenic Bottling Company S.A., in treasury. Accordingly, on Admission, the total number of voting rights in Coca-Cola HBC will be 363,309,940.

Shareholders may use the above total voting rights figure as the denominator for the calculations by which they will determine if they are required to notify their interest in, or a change to their interest in, the share capital of Coca-Cola HBC under the Disclosure and Transparency Rules of the Financial Conduct Authority (“DTRs”).

This announcement is made in accordance with DTR 5.6.1.

Important Notice

Coca-Cola HBC has filed with the U.S. Securities and Exchange Commission (the “SEC”) a registration statement on Form F-4, which includes an offer to exchange/prospectus. Coca-Cola Hellenic Bottling Company S.A. (“Coca-Cola Hellenic”) has filed a related solicitation/recommendation statement on Schedule 14D-9 with the SEC. INVESTORS ARE URGED TO READ ANY DOCUMENTS FILED OR TO BE FILED WITH THE SEC IF AND WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors will be able to obtain a free copy of such filings without charge, at the SEC’s website (http://www.sec.gov) once such documents are filed with the SEC. Copies of such documents may also be obtained from Coca-Cola HBC and Coca-Cola Hellenic, without charge, once they are filed with the SEC. No offering of securities shall be made in the United States except by means of a prospectus meeting the requirements of Section 10 of the U.S. Securities Act of 1933, as amended.

Enquiries

Coca-Cola Hellenic Group Oya Gur Investor Relations Director Eri Tziveli Investor Relations Manager Dimitris Bakas Investor Relations Manager	Tel: +30 210 618 3255 email: oya.gur@cchellenic.com Tel: +30 210 618 3133 email: eri.tziveli@cchellenic.com Tel: +30 210 618 3124 email: dimitris.bakas@cchellenic.com

International media contact: RLM Finsbury Guy Lamming Charles Chichester Philip Walters Charles O’ Brien	Tel: +44 20 7251 3801 email: guy.lamming@rlmfinsbury.com email: charles.chichester@rlmfinsbury.com email: philip.walters@rlmfinsbury.com email: charles.o’brien@rlmfinsbury.com

Greek media contact:

V+O Communications	Tel: +30 211 7501223
Mary Andreadi	email: ma@vando.gr

About Coca-Cola HBC AG

Coca-Cola HBC is the second-largest bottler of products of The Coca-Cola Company in terms of volume with sales of more than 2 billion unit cases. It has a broad geographic footprint with operations in 28 countries serving a population of approximately 581 million people. Coca-Cola HBC offers a diverse range of ready-to-drink non-alcoholic beverages in the sparkling, juice, water, sport, energy, tea and coffee categories. Coca-Cola HBC is committed to promoting sustainable development in order to create value for its business and for society. This includes providing products that meet the beverage needs of consumers, fostering an open and inclusive work environment, conducting its business in ways that protect and preserve the environment and contribute to the socio-economic development of the local communities.

Coca-Cola HBC has a premium listing on the London Stock Exchange (LSE: CCH) and its shares are listed on the Athens Exchange (ATHEX: EEE). Coca-Cola HBC’s American depositary shares (ADSs) are listed on the New York Stock Exchange (NYSE: CCH). Coca-Cola HBC is included in the Dow Jones Sustainability and FTSE4Good Indexes. For more information, please visit http://www.coca-colahbcag.com/ .

Coca-Cola Hellenic Bottling Company S.A., a subsidiary of Coca-Cola HBC, has shares listed on the Athens Exchange (ATHEX: EEEK) and American depositary shares, each representing one Coca-Cola Hellenic ordinary share, listed on the New York Stock Exchange (NYSE:OCCH).